Exhibit 99.1

For Further Information Contact:

Brian Ziel, 408-658-1540

Brian.ziel@seagate.com

SEAGATE

JAMIE LERNER TO JOIN SEAGATE AS PRESIDENT OF CLOUD SYSTEMS AND SOLUTIONS

CUPERTINO, Calif. — February 24, 2014 — Seagate (NASDAQ: STX) today announced that Jamie Lerner will join the company as President, Cloud Systems and Solutions. Lerner most recently held the position of Senior Vice President and General Manager of the Cloud and Systems Management Technology Group at Cisco Systems.

Lerner has spent nearly two decades in executive management positions in high-tech, primarily focused on enterprise level management software and services. He has a deep technology and business background, founding and successfully growing two technology companies, XUMA, Inc. and CITTIO, Inc. Over the last five years at Cisco, Lerner built the company’s Service Provider and Network Management businesses, ultimately leading to the creation of the company’s expanded cloud and systems management division.

Lerner will join Seagate on March 10 and will report directly to Seagate Chairman and CEO Steve Luczo.

“The transitions happening in cloud computing represent significant changes for the storage industry and we are expanding Seagate’s opportunities by advancing our technology portfolio for greater capacity and efficiency in hyperscale deployments,” said Steve Luczo, Seagate Chairman and CEO. “With Jamie’s substantial expertise in this space, combined with his proven business acumen, we believe he can leverage our unique position as a storage leader and scale our business for new growth initiatives in cloud computing. We are confident Jamie is the right leader to drive this important next chapter for Seagate.”

“Seagate has been delivering innovative technology for decades and over that time has built a highly respected brand in the storage industry,” added Lerner. “I look forward to leading Seagate’s cloud strategy in this exciting time for the company.”

About Seagate

Seagate is the world leader in hard disk drives and storage solutions. Learn more at Seagate.com.